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                                  INACOM CORP.
                           OFFER TO PURCHASE FOR CASH
                         ANY AND ALL OF ITS OUTSTANDING
                6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006

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  SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE
  OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPRIRATION DATE"). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

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                                                                March 19, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    Enclosed for your consideration is a Notice and Offer to Purchase, dated March 19, 1999 (as the same may be amended from time to time, the "Offer to Purchase"), and a Letter of Transmittal and instructions thereto (the "Letter of Transmittal") relating to the offer (the "Offer") by InaCom Corp. ("InaCom") to purchase for cash any and all of the outstanding 6% Convertible Subordinated Debentures due 2006 of InaCom (the "Debentures"). The "Repurchase Price" is 100% of the principle amount of the Debentures, plus accrued interest to May 3, 1999, the date of payment (the "Repurchase Date"), or a later date if the Expiration Date is extended as set forth in the Offer to Purchase.

    We are asking you to contact your clients for whom you hold Debentures registered in your name or in the name of your nominee. InaCom will pay all transfer taxes, if any, applicable to the tender of Debentures, except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

    Enclosed is a copy of each of the following documents for forwarding to your clients:

    1.  The Offer to Purchase.

    2. A Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in connection with the tender of Debentures by Holders and for the information of your clients.

    3. A form of letter addressed "To Our Clients" that may be sent to your clients for whose accounts you hold Debentures registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offer.

    4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Debentures are not lost but not immediately available, or if the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date.

    5. A return envelope addressed to Norwest Bank Minnesota, N.A., as Depositary (the "Depositary").

    Your prompt action is requested. Debentures tendered pursuant to the Offer may be validly withdrawn, subject to the procedures described in the Offer to Purchase, at any time prior to the Expiration Date.
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    Please refer to "Procedures for Tendering Debentures" in the Offer to
Purchase for a description of the procedures which must be followed to tender Debentures in the Offer.

    Additional copies of the enclosed materials may be obtained from the Depositary at (612) 667-9764.

                                        Very truly yours,

                                        INACOM CORP.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF INACOM, THE TRUSTEE, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.